Exhibit 99.1

NEWS RELEASE

Investor Contact:
James E. Perry
Vice President, Finance and Treasurer
Trinity Industries, Inc.
214/589-8412

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Reports Record Quarterly Revenues and Earnings

DALLAS – October 29, 2008 – Trinity Industries, Inc. (NYSE:TRN) today reported earnings from continuing operations of $91.5 million, or $1.14 per common diluted share for the third quarter ended September 30, 2008. Earnings from continuing operations for the same quarter of 2007 were $87.2 million, or $1.08 per common diluted share.

Net income for the third quarter of 2008 was a Company-record $90.1 million, or $1.12 per common diluted share compared with net income of $87.0 million, or $1.08 per common diluted share for the same quarter a year ago.

Revenues for the third quarter of 2008 were $1,154.6 million compared with revenues of $1,008.4 million for the same quarter of 2007. The third quarter 2008 revenues were the highest quarterly revenues in the Company’s history.

For the nine months ended September 30, 2008, the Company reported earnings from continuing operations of $242.7 million, or $3.01 per common diluted share, compared with earnings from continuing operations of $215.3 million, or $2.67 per common diluted share, for the same period of 2007. For the nine months ended September 30, 2008, the Company reported net income of $241.0 million, or $2.99 per common diluted share, compared with net income of $214.8 million, or $2.67 per common diluted share, for the same period of 2007. Revenues for the nine months ended September 30, 2008 were $2,999.0 million, compared with $2,729.5 million for the same period of 2007.

“I am pleased that we achieved record results in the third quarter,” said Timothy R. Wallace, Trinity’s Chairman, CEO, and President. “The third quarter demonstrated the benefits of the diversity of our portfolio of businesses. We continued to obtain productivity improvements in a less favorable economic cycle.”

TrinityRail® shipped approximately 8,560 railcars and received firm orders for approximately 4,010 railcars during the third quarter. As of September 30, 2008, TrinityRail’s railcar order backlog totaled approximately $2.0 billion, representing approximately 24,130 railcars, compared to a railcar order backlog at September 30, 2007 of approximately $2.6 billion, representing approximately 31,300 railcars.

Trinity’s railcar leasing business, Trinity Industries Leasing Company (“TILC”), continued to grow during the third quarter of 2008. At September 30, 2008, TILC’s fleet totaled approximately 43,910 railcars. This compares to a fleet of approximately 35,890 railcars as of September 30, 2007. The utilization of the lease fleet at September 30, 2008 was 99.0% compared with 99.6% at September 30, 2007.

During the third quarter of 2008, Trinity sold $109.4 million worth of railcars to TRIP Rail Leasing LLC (“TRIP”); $56.8 million of this total from Trinity’s railcar manufacturing companies and $52.6 million from TILC. From TRIP’s inception in June 2007 through September 30, 2008, it has purchased $900.8 million worth of railcars, including both new car purchases from Trinity’s railcar manufacturing companies and purchases from TILC, and has a remaining commitment of $499.2 million. All railcar sales to TRIP have firm leases with independent third parties. Trinity holds a 20% equity ownership in TRIP Rail Holdings LLC, the member-manager of TRIP. TILC is responsible for managing TRIP’s railcars.

Trinity’s Energy Equipment Group revenues grew 82% during the third quarter of 2008 over the same quarter of 2007, and operating profit grew 180%, compared to the same quarter in 2007, a result of expansion in the structural wind towers business. Structural wind tower revenues accounted for $125.4 million of the Energy Equipment Group’s total revenues in the third quarter, compared to $54.6 million in the same quarter of 2007. The structural wind towers backlog at September 30, 2008 totaled approximately $1.46 billion, compared to a backlog of approximately $748 million at September 30, 2007.

Revenues for Trinity’s Inland Barge Group grew 27% during the third quarter of 2008 to $160.6 million, compared to the same quarter of 2007. Operating profit for the group was $29.8 million, representing a margin of 18.6%. The Inland Barge Group’s backlog was approximately $669 million at September 30, 2008, compared to approximately $772 million at September 30, 2007. “Our Inland Barge Group continued to grow and had a successful quarter in spite of production delays due to storm activity in Louisiana,” Wallace said.

Trinity’s Construction Products Group’s revenues grew 4% over the same quarter of 2007. Trinity’s Concrete and Aggregates businesses were negatively impacted during the quarter by adverse weather conditions in the Southwest, including Hurricane Ike.

Earnings Outlook
For the fourth quarter of 2008, the Company expects earnings from continuing operations ranging from $0.60 to $0.65 per common diluted share. As a result, for 2008, the Company expects earnings from continuing operations ranging from $3.61 to $3.66 per common diluted share.

Due to the current uncertainty and volatility of the U.S. economy, Trinity is not providing guidance at this time for full-year 2009. Trinity expects earnings in the first quarter of 2009 to be comparable to the range of earnings that we expect in the fourth quarter of 2008.

Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on October 30, 2008 to discuss its third quarter results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net. An audio replay may be accessed through the Company’s website or by dialing (402) 220-0422 until 11:59 p.m. Eastern on November 7, 2008.

Trinity Industries, Inc., headquartered in Dallas, Texas, is a multi-industry company that owns a variety of market-leading businesses which provide products and services to the industrial, energy, transportation, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity’s estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the most recent fiscal year.

- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,
	2008	2007
Revenues	$1,154.6	$1,008.4
Operating profit	$163.0	$146.9
Interest expense, net	24.3	17.0
Other (income) expense, net	(1.1)	(3.6)

Income from continuing operations before income taxes	139.8	133.5
Provision for income taxes	48.3	46.3

Income from continuing operations	91.5	87.2
Discontinued operations:
Loss from discontinued operations, net of benefit for income taxes of $(0.1) and $(0.1)	(1.4)	(0.2)

Net income	$90.1	$87.0

Net income per common share:
Basic:
Continuing operations	$1.16	$1.10
Discontinued operations	(0.02)	—

	$1.14	$1.10

Diluted:
Continuing operations	$1.14	$1.08
Discontinued operations	(0.02)	—

	$1.12	$1.08

Weighted average number of shares outstanding:
Basic	79.1	79.1
Diluted	80.4	80.6

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Nine Months Ended September 30,
	2008	2007
Revenues	$2,999.0	$2,729.5
Operating profit	$439.2	$366.7
Interest expense, net	66.8	47.0
Other (income) expense, net	(14.4)	(14.5)

Income from continuing operations before income taxes	386.8	334.2
Provision for income taxes	144.1	118.9

Income from continuing operations	242.7	215.3
Discontinued operations:
Loss from discontinued operations, net of benefit for income taxes of $(0.2) and $(0.2)	(1.7)	(0.5)

Net income	$241.0	$214.8

Net income per common share:
Basic:
Continuing operations	$3.07	$2.73
Discontinued operations	(0.02)	—

	$3.05	$2.73

Diluted:
Continuing operations	$3.01	$2.67
Discontinued operations	(0.02)	—

	$2.99	$2.67

Weighted average number of shares outstanding:
Basic	79.0	78.8
Diluted	80.5	80.5

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended September 30,
Revenues:	2008	2007
Rail Group	$752.7	$621.3
Construction Products Group	201.0	194.2
Inland Barge Group	160.6	126.6
Energy Equipment Group	184.5	101.4
Railcar Leasing and Management Services Group	207.3	204.0
All Other	21.5	17.9
Eliminations – lease subsidiary	(323.0)	(235.4)
Eliminations – other	(50.0)	(21.6)

Consolidated Total	$1,154.6	$1,008.4

Operating profit (loss):	Three Months Ended September 30,
	2008	2007
Rail Group	$56.8	$96.5
Construction Products Group	17.3	19.0
Inland Barge Group	29.8	22.3
Energy Equipment Group	32.5	11.6
Railcar Leasing and Management Services Group	53.9	47.0
All Other	(4.1)	0.1
Corporate	(12.5)	(7.0)
Eliminations – lease subsidiary	(9.9)	(37.3)
Eliminations – other	(0.8)	(5.3)

Consolidated Total	$163.0	$146.9

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Nine Months Ended September 30,
Revenues:	2008	2007
Rail Group	$1,911.1	$1,789.1
Construction Products Group	589.5	554.7
Inland Barge Group	449.3	355.8
Energy Equipment Group	471.3	292.1
Railcar Leasing and Management Services Group	413.5	437.4
All Other	58.1	50.4
Eliminations – lease subsidiary	(792.3)	(690.9)
Eliminations – other	(101.5)	(59.1)

Consolidated Total	$2,999.0	$2,729.5

Operating profit (loss):	Nine Months Ended September 30,
	2008	2007
Rail Group	$206.4	$271.2
Construction Products Group	50.6	44.9
Inland Barge Group	83.5	46.3
Energy Equipment Group	76.1	33.4
Railcar Leasing and Management Services Group	124.0	114.3
All Other	1.4	2.0
Corporate	(29.7)	(26.7)
Eliminations – lease subsidiary	(64.2)	(115.8)
Eliminations – other	(8.9)	(2.9)

Consolidated Total	$439.2	$366.7

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)

(unaudited)	September 30,	December 31,
	2008	2007
Cash and cash equivalents	$183.2	$289.6
Receivables, net of allowance	353.6	296.5
Inventories	682.2	586.7
Net property, plant, and equipment (1)	2,671.8	2,069.8
Other assets	836.8	800.6

	$4,727.6	$4,043.2

Accounts payable and accrued liabilities	$631.2	$684.3
Debt (2)	1,760.7	1,374.2
Deferred income	69.6	58.4
Deferred income taxes	271.4	142.1
Other liabilities	66.6	57.5
Stockholders’ equity	1,928.1	1,726.7

	$4,727.6	$4,043.2

(1) Property, Plant, and Equipment
Corporate/Manufacturing:
Property, plant, and equipment	$1,125.1	$1,065.6
Accumulated depreciation	(585.9)	(565.4)

	539.2	500.2

Leasing:
Machinery and other	36.6	36.1
Equipment on lease	2,635.2	1,996.7
Accumulated depreciation	(214.1)	(214.4)

	2,457.7	1,818.4

Deferred profit on railcars sold to the Leasing Group	(325.1)	(248.8)

	$2,671.8	$2,069.8

(2) Debt
Corporate/Manufacturing – Recourse:
Revolving credit facility	$—	$—
Convertible subordinated notes	450.0	450.0
Senior notes	201.5	201.5
Other	3.0	3.1

	654.5	654.6

Leasing – Recourse:
Equipment trust certificates	61.4	75.7

Total recourse	715.9	730.3

Leasing – Non-recourse:
Secured railcar equipment notes	323.5	334.1
Warehouse facility	157.3	309.8
Promissory notes	564.0	—

	1,044.8	643.9

	$1,760.7	$1,374.2

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as net income (loss) plus interest expense, income taxes, and depreciation and amortization. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We have reported EBITDA because we regularly review EBITDA as a measure of our ability to incur and service debt. In addition, we believe our debt holders utilize and analyze our EBITDA for similar purposes. We also believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended September 30,
	2008	2007
Income from continuing operations	$91.5	$87.2
Add:
Interest expense	25.6	19.5
Provision for income taxes	48.3	46.3
Depreciation and amortization expense	37.2	30.0

Earnings from continuing operations before interest expense, income taxes, and depreciation and amortization expense	$202.6	$183.0

	Nine Months Ended September 30,
	2008	2007
Income from continuing operations	$242.7	$215.3
Add:
Interest expense	71.4	55.8
Provision for income taxes	144.1	118.9
Depreciation and amortization expense	103.1	86.0

Earnings from continuing operations before interest expense, income taxes, and depreciation and amortization expense	$561.3	$476.0

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